EXHIBIT 99.1

J. ALEXANDER’S CORPORATION ADOPTS NEW SHAREHOLDER
RIGHTS PLAN WITH QUALIFYING OFFER EXEMPTION

NASHVILLE, Tenn.--(BUSINESS WIRE)--March 5, 2012 – The Board of Directors of J. Alexander’s Corporation (NASDAQ: JAX) (the “Company”) has adopted a new shareholder rights plan with a qualifying offer exception and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock. This new rights plan will expire on March 4, 2013, and was adopted to replace the existing rights plan, which was set to expire in May 2012.

Lonnie J. Stout II, Chairman, President and Chief Executive Officer of J. Alexander’s Corporation, stated, "The Board's action is in response to Privet Fund LP’s recent group filing (Privet Fund LP with the rest of the group members collectively referred to as the “Privet Parties”) revealing a 12.6% interest in the company, along with its submission of materials seeking to nominate a slate to replace the entire board of directors and the resulting threat that the Privet Parties could take control of J. Alexander’s without paying a full and fair price to all shareholders. We believe this new rights plan, which replaces the existing rights plan, is important to protect the interests of our shareholders in the near-term.”

"The shareholder rights plan is designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to unfairly influence the outcome of a contested election and gain control of J. Alexander’s without paying all shareholders a premium for that control."

The rights would not interfere with all-cash, fully financed tender offers for all shares that remain open for a set period of time, as described in the rights plan ("Qualified Offers"). The existing rights plan does not contain a provision that allows for Qualified Offers.

The rights plan is effective immediately and will expire on March 4, 2013. If a person or group acquires 15% or more (or in the case of a passive, “Qualified Institutional Investor” filing a Schedule 13G, 20% or more) of J. Alexander’s Corporation’s outstanding common stock, or commences a tender offer for 15% or more of the Company’s common stock, each right will entitle its holder (other than such person or members of such group) to purchase, for $30, a number of the Company’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 15% or more (or in the case of a Qualified Institutional Investor, 20% or more) of the Company’s outstanding common stock (unless such person or group acquires 50% or more), or commences a tender offer for 15% or more of the Company’s common stock, J. Alexander’s Corporation’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void). In comparison, the existing rights plan is triggered whenever an investor acquires more than a 20% beneficial ownership interest in the Company or commences a tender offer for 20% or more of the Company’s common stock.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more (or in the case of a Qualified Institutional Investor, 20% or more) of the Company's common stock, or the commencement by a person or group of a tender offer for 15% or more of the Company’s common stock, the rights are redeemable for one tenth of one cent per right at the option of the Board of Directors. In the event of a Qualified Offer that does not result in the Board of Directors redeeming the rights within a certain time period, the Board of Directors may call a special shareholders meeting to put the decision of redemption of the rights to a vote of the shareholders.

Certain synthetic interests in securities created by derivative positions - whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act - are treated as beneficial ownership of the number of shares of the company's common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company's stock are directly or indirectly held by counterparties to the derivatives contracts. The dividend distribution will be made on March 16, 2012, payable to shareholders of record on that date, and is not taxable to J. Alexander’s Corporation shareholders.

About J. Alexander’s Corporation

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

Important Additional Information and Where to Find It

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with matters to be considered at the Company’s 2012 Annual Meeting of Shareholders. The Company plans to file with the Securities and Exchange Commission and mail to its shareholders a proxy statement in connection with its 2012 Annual Meeting of Shareholders. The proxy statement will contain important information about the Company, the Annual Meeting and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information regarding the direct and indirect beneficial ownership of the Company’s directors and executive officers in the Company’s securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in the Company’s Annual Report on Form 10-K for the year ended January 2, 2011, filed with the SEC on April 4, 2011, the definitive proxy statement filed with the SEC by the Company on April 20, 2011, and the Company’s Quarterly Reports on Form 10-Q for the first three quarters of the 2011 fiscal year filed on November 16, 2011, August 17, 2011 and May 18, 2011, respectively.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov or at the Company’s web site at www.jalexanders.com/thecompany.php.

CONTACT:
J. Alexander's Corporation
R. Gregory Lewis, 615-269-1900